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                                                                    Exhibit 99.2



FOR IMMEDIATE RELEASE

Contact:                       Adam C. Derbyshire
                                  Mike Freeman
          Vice President and                    Director, Investor Relations and
          Chief Financial Officer               Corporate Communications
          919 862-1000                          919 862-1000


          SALIX PHARMACEUTICALS ANNOUNCES NEW VICE PRESIDENT, OPERATIONS

RALEIGH, NC, May 15, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has named Joseph Tyler as Vice President, Operations.

Mr. Tyler has over 25 years of experience in pharmaceutical manufacturing, process development and product development. Prior to joining Salix, he was Vice President, Manufacturing of GelTex Pharmaceuticals. Before joining GelTex, Mr. Tyler headed European operations for Stryker Biotech and also held various positions with Abbott Biotech, Lederle Laboratories and Schering Corporation. Mr. Tyler received a B.S. in Chemical Engineering from Carnegie-Mellon University and a M.S. in Biochemical Engineering from Cornell University.

"We are very pleased to have an industry veteran of Joe's stature join Salix to head the operations side of our business," said Robert Ruscher, President and Chief Executive Officer of Salix. "Joe's experience with contract manufacturing in both the United States and Europe equip him with the knowledge, skills and experience to oversee and direct the network of third parties involved in the production of the Company's products. We look forward to Joe's leadership in this crucial area as the Company grows and the requirements for COLAZAL(TM) and other products increase."
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Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."


For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, risks of clinical trials and regulatory review, dependence on third-party manufacturers, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.